                                                                    EXHIBIT 99.n

                        NEW ENGLAND CASH MANAGEMENT TRUST
                    NEW ENGLAND TAX EXEMPT MONEY MARKET TRUST

     Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

                         Amended effective March 1, 1998

Each series ("Fund") of New England Cash Management Trust and New England Tax Exempt Money Market Trust (the "Trusts") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C and Class Y shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's prospectuses as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of each Trust by action of the Board of Trustees of each Trust.

Initial Sales Charge/Contingent Deferred Sales Charge ("CDSC")

Classes A, B, C and Y shares are offered at their net asset value ("NAV"), without an initial sales charge or CDSC.

Service, Administration and Distribution Fees

Classes A, B and C shares are identical except with respect to certain exchange privileges described below and in the Fund's prospectus.

Class Y shares of a Fund may pay up to 0.25% of the average daily net assets of the funds Class Y shares held in certain sweep accounts of New England Securities Corporation. Class Y shares may also bear their own transfer agency and/or prospectus printing costs and will not bear any portion of those costs relating to other classes of shares.

Conversion and Exchange Features

Class A shares of a Fund can be exchanged for Class A shares of any other Fund with no sales charge. Class A shares of a Fund which have not previously been subject to a sales charge may also be exchanged for Class B shares of any other Fund with no sales charge. Class A or Class B shares of a Fund acquired by exchange from either another Fund or a fund offered by New England Fund Trust I, New England Funds Trust II, New England Funds Trust III or New England Funds Trust IV (the "Stock or Bond Funds") will be subject to a CDSC if, and to the same extent as, the shares exchanged were subject to a CDSC.

Class A or Class Y shares on which no sales charge was previously paid may be exchanged (i) for Class A shares of any of the Stock or Bond Funds on the basis of relative net asset value plus the sales charge applicable to initial purchases of Class A shares of the Stock or Bond Fund into which the shareholder is exchanging, (ii) for Class B shares of any of the Stock or Bond Funds on the basis of relative net asset value, subject to the CDSC schedule of the Stock or Bond Fund into which the shareholder is exchanging, or (iii) for Class C shares of any of the Stock or Bond Funds on the basis of relative net asset value.

Class A or Class Y shares which have previously been subject to a sales charge may be exchanged on the basis of relative net asset value, without the payment of a sales charge, for Class A shares of any of the Stock or Bond Funds, except as described in the remainder of this paragraph, but may not be exchanged for Class B or Class C shares of the Stock and Bond Funds. The absence of sales charges on exchanges described in the previous sentence is subject to two exceptions: (i) Class A shares of a Fund acquired through exchange from Class A shares of New England Intermediate Term Tax Free Fund of California or New England Intermediate Term Tax Free Fund of New York (the "California and New York Funds") may be exchanged for Class A shares of another Stock or Bond Fund at net asset value only if the shareholder held the California or New York Fund shares for at least six months; otherwise, such shareholder will pay the difference between any sales charge already paid on the California or New York Fund shares and the higher sales charge of the Stock or Bond Fund into which such shareholder is exchanging; and (ii) if Class A shares of a Fund acquired through exchange from Class A or shares of New England Adjustable Rate U.S. Government Fund (the "Adjustable Rate Fund") are exchanged for shares of another Stock or Bond Fund that has a higher sales charge, the shareholder will pay the difference between any sales charge already paid on the Adjustable Rate Fund shares and the higher sales charge of the Stock or Bond Fund into which such shareholder is exchanging will be paid.

Class B shares of a Fund may be exchanged for Class B shares of any other Fund with no sales charge. Class B shares of a Fund may be exchanged for Class B shares of any of the Stock or Bond Funds on the basis of relative net asset value, subject to the CDSC schedule of the Stock or Bond Fund acquired. For purposes of computing the CDSC payable upon redemption of shares acquired by such exchange, and the conversion of such shares to Class A shares, the holding period of any Class B Stock or Bond Fund shares that were exchanged for Class B shares of a Fund is included, but the holding period of the Class B shares of a Fund is not included.

Class C shares of a Fund may be exchanged for Class C shares of any other fund.